CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated February 21, 1992 (No. 33-45911), December 3, 1992 (No. 33-55308), January 27, 1993 (No.
33-57712), June 10, 1993 (No. 33-64102), September 22, 1993 (No.
33-69196), March 7, 1996 (No. 333-01549) and March 7, 1996 (No.
333-01547) and in the Registration Statement on Form S-3 dated January 3, 1996 (No. 33-64271) and in the Registration Statement on Form S-2 dated January 24, 1997 (No. 333-17547) of SA Telecommunications, Inc. of our report on the financial statements of AddTel Communications, Inc. dated December 18, 1996, except as to Note 8 which is as of January 17, 1997, appearing elsewhere in this Form 8-K/A.



PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP

Dallas, Texas
February 6, 1997